Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-93713, 333-84702, 333-108270) and the Registration Statements on Form S-8 (Nos. 333-74742, 333-40039, 333-40033, 333-40035, and 333-91696) of Pegasus Solutions, Inc. of our reports dated March 8, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting, and financial statement schedule, which appear in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP
Dallas, Texas
March 8, 2005